March 8, 2023

Mr. David M. Zaslav
Chief Executive Officer and Chairman
Warner Bros. Discovery
230 Park Avenue
New York, New York 10003

Amendment to Amended and Restated Employment Agreement
Dated as of May 16, 2021

This letter amends your Amended and Restated Employment Agreement, dated May 16, 2021 (the “Agreement”), as previously amended in December 2021, to amend Paragraphs 4(b) and 4(e) thereof, to re-designate Paragraphs 4(f) and (g) as Paragraphs 4(g) and (h), respectively, to add a new Paragraph 4(f) and to amend Paragraphs 10 (a), (d) and (g), in each case as set forth below.

1. Paragraph 4(b) shall be amended to provide that, commencing with respect to calendar year 2023 and continuing with respect to each subsequent calendar year thereafter during the term of the Agreement, the amount of your Annual Bonus will be based on the achievement of quantitative objectives will be increased to 70% of the Target Annual Bonus, and the remaining 30% of the Target Annual Bonus will be based on qualitative objectives.

2. Paragraph 4(e) shall be amended to provide that, with respect to PRSUs to be granted under such Paragraph 4(e) in each of calendar years 2023, 2024 and 2025 (the “2023-25 Annual PRSU Awards”) the performance metrics that will apply to determine the initial number of PRSUs that shall be deemed to have become vested shall be determined as otherwise provided under the current provisions of such Paragraph 4(e) (the “Base Award Objectives”), but over a performance period of not greater than two years, as established by the Compensation Committee at the time of grant (the “Initial Vested PRSUs”). Each of the 2023-25 Annual PRSU Awards granted to the Executive shall be earned only if and to the extent that (i) the Executive is employed by the Company as of the first business day of the calendar year following the calendar year in which the performance period related to the PRSU award ends or as is otherwise provided in accordance with Paragraph 10 and (ii) the Compensation Committee certifies that the performance metrics which it established for the applicable performance period associated with the corresponding 2023-25 Annual PRSU Award have been achieved. With respect to the 2023-25 Annual PRSU Awards, the Initial Vested PRSUs shall then be multiplied by a factor of between 100% and 200% of the Initial Vested PRSUs, based on performance during the applicable performance period relative to performance objectives based on financial metrics established by the Compensation Committee with respect to each such 2023-25 Annual PRSU Award and set forth in the applicable award agreement. The actual multiplier for each 2023-2025 PRSU Award granted will be determined based on achievement against specified performance objectives relative to specified levels of achievement of the applicable financial metric, each as established by the Compensation Committee, with the multiplier applicable to achievement between any two stated levels of achievement determined by mathematical interpolation. For the 2023 Annual PRSU award the applicable performance period will be calendar year 2023, and the performance metric for the multiplier will be free cash flow. Any shares issuable upon the vesting of any 2023-25 Annual PRSUs will be issued and paid in two installments: 70% immediately following determination of the total number of shares vested (but in all events in the calendar year following the calendar year in which the performance period ends); with the remainder of the vested shares issuable and payable at the earlier to occur (i) the first business day of January of the fourth calendar year beginning after the end of the applicable performance period (e.g., in January 2027 in respect of the 2023-25 Annual PRSU award granted in 2023) and (ii) six months following the termination of your employment..

3. Paragraph 4(e) shall be further amended to provide that the number of PRSUs subject to the 2023 Annual PRSU Award shall be determined by dividing the stated dollar amount of such award by $15.62, which was the closing price of a share of the Company’s common stock on February 28, 2023, which was the date on which long-term incentive awards for 2023 were granted to the Company’s other executive officers. The number of shares of common stock subject to annual PRSUs granted in accordance with Paragraph 4(e) after 2023 will be established on the later of March 1 of that year or two business days following the date on which the Company files its Annual Report on Form 10-K for the previous year, using the closing price of the common stock on the trading day immediately prior to the grant date.

4. A new Paragraph 4(f) is added to the Agreement to read as follows:
(f)  Additional PRSUs.

    (i) In 2023, 2024 and 2025, the Executive shall be awarded additional PRSUs under the terms of the Incentive Plan and the implementing award agreements, conditioned upon the Executive being employed by the Company on the applicable grant date therefore (“Additional PRSUs”). The number of Additional PRSUs to be awarded to the Executive in each such year shall be determined by dividing $11,500,000 by the closing price of the Company’s common stock applied to determine the number of shares subject to annual PRSUs awards in the same year under Paragraph 4(e).

    The Compensation Committee shall establish a performance period not greater than two years for each Additional PRSU award. Any Additional PRSUs granted to the Executive shall be earned only if and to the extent that (i) the Executive is employed by the Company as of the first business day of the calendar year following the calendar year in which the performance period related to the PRSU award ends or as is otherwise provided in accordance with Paragraph 10 and (ii) the Compensation Committee certifies that the performance metrics which it established for the applicable performance period associated with the corresponding Additional PRSU grant have been achieved. Vesting of any Additional PRSUs shall be subject to achievement over the applicable performance period of specified performance objectives based on financial metrics established by the Compensation Committee with respect to such Additional PRSU award and set forth in the applicable award agreement. For the 2023 Additional PRSU award the applicable performance period will be calendar year 2023, and the performance metric for the multiplier will be free cash flow. Each Additional PRSU award will be subject to a payout curve (with at least threshold, target and maximum levels of performance) established by the Compensation Committee that will provide for upward or downward adjustment in the number of Additional PRSUs that will be earned, based on performance versus the applicable financial metrics. The percentage of the Additional PRSUs earned between any two stated levels of achievement shall be determined by mathematical interpolation. Upon achievement of the maximum level of performance, the number of Additional PRSUs awarded with respect to any such award shall be 200% of the Additional PRSUs awarded. The Committee shall review and certify the performance relative to the pre-determined metrics for the applicable performance period within thirty (30) days of the delivery of the audited financial statements of the Company for the last year in such performance period.

    (ii) Distribution of shares of Additional PRSUs that have vested shall be made at the same time and subject to the same schedule as applies to the 2023-25 Annual PRSUs granted with respect to the same performance period, and the Executive shall have the same rights to affect share withholding for tax purposes in respect to an Additional PRSU award as apply to PRSU awards under Paragraph 4(e). The terms and conditions of Paragraph 4(e)(iv) and (v) applicable to PRSUs shall apply on the same terms and conditions to Additional PRSUs. The number of Additional PRSUs subject to any award shall be adjusted in accordance with the terms of the Incentive Plan for occurrences such as stock splits, recapitalizations, etc., in order to maintain the expected economics of the Additional PRSU grant provided herein

5. The last three sentences of Paragraph 10(a) and the last three sentences of the penultimate subparagraph of Paragraph 10(d) shall not apply with respect to any 2023-25 Annual PRSU award or any Additional PRSU award. In the event of your death or Disability, all 2023-25 Annual PRSUs and Additional PRSUs that have previously been granted and as to which the performance period has not ended (an “Outstanding Granted Award”) will be deemed to have vested in the maximum number of shares (i.e., at the 200% level) that would be payable under any such award assuming performance was achieved at the maximum level as to all the applicable performance objectives, including those applicable to the vesting of the Initial Vested PRSUs, the multiplier on the 2023-25 Annual Performance Awards and the performance objectives applicable to the Additional PRSUs. In the event of the termination of your employment due to death, all of the shares related to any Outstanding Granted Award will be paid out promptly (and in all events within 30 days) upon becoming vested. In the event of your Disability, 70% of the shares related to any Outstanding Granted Award will be paid out promptly (and in all events within 30 days) upon becoming vested, with the remaining 30% of such shares payable at the time at which such amounts would have been payable under Paragraph 4(e) or 4(f).

6. The first paragraph of Paragraph 10(g) is deleted and replaced in its entity with the following two paragraphs:
If the Executive remains employed by the Company (or its successor) for thirty (30) days following a Change in Control, then any PRSUs, other than any Outstanding Granted Awards, which have been granted and as to which the performance period has not lapsed (the “Outstanding Basic PRSUs”) and the granted and unvested Stock Options will become fully vested as of the thirtieth day following the Change in Control, with the number of PRSUs subject to accelerated vesting with respect to the Outstanding Basic PRSUs deemed vested assuming achievement of the maximum level of performance under any such award, regardless of actual performance.
In the event the Executive’s employment is terminated (i) other than for Cause or for Good Reason (pursuant to subparagraph 10(c)) within sixty (60) days following a Change in Control, or (ii) voluntarily by the Executive within the 30 calendar days commencing on the thirty-first day following a Change in Control, then
(i)     the Executive shall be treated as if his employment was terminated pursuant to subparagraph 10(c) except that (A) the Outstanding Basic PRSUs shall be earned at the maximum level performance, regardless of actual performance, and the underlying PRSUs shall be distributed immediately to the extent permissible under IRC 409A, (B) any Outstanding Granted PRSUs will be deemed to have vested in the maximum number of shares (i.e., at the 200% level) that would be payable under any such award assuming performance was achieved at the maximum level as to the Base Award Objectives, the multiplier on the 2023-25 Annual Performance Awards and the performance objectives applicable to the Additional PRSUs, and (C) the Stock Options will become fully vested and immediately exercisable. The portion of any PRSUs that vest pursuant to this Paragraph 10(c)(i) that would have been paid promptly following vesting under Paragraph 4(e) or 4(f) will be paid out promptly (and in all events within 30 days) upon becoming vested, with the remaining vested shares payable at the time at which such remaining amounts would have been payable under Paragraph 4(e) or 4(f); and
(ii)     shall be paid, within ten days following the date his employment terminates, in consideration of the Executive’s right to have received any 2023-25 Annual PRSU and any Additional PRSU award that had not been granted on or before the date of the Change of Control, and in addition to any amounts otherwise payable in accordance with Paragraph 10(c), a cash amount equal to twice the stated grant value of each such yet to be granted 2023-25 Annual PRSU and Additional PRSU award, in each case as set forth in Paragraph 4(e) or 4(f), as applicable.

    In the event that there shall occur a Change in Control solely due to the occurrence of a change in the Incumbent Directors as specified in clause (B) of the definition of Change in Control set forth below (a “Majority Board Change”), and the Executive’s employment is not terminated by the Company without Cause or by the Executive for Good Reason within 60 days following such Majority Board Change, the Executive

(i)     shall receive with respect to each Outstanding Granted Award that number of shares of common stock equal to 150% of the number of Annual PRSUs or Additional PRSUs granted in respect of each such award, regardless of actual performance. In either such instance, 70% of such number of vested shares of common stock will be paid out promptly (and in all events within 30 days) upon becoming vested and payable, with the remaining 30% payable at the time at which such amounts would have been payable under Paragraph 4(e) or 4(f); and

(ii) shall be paid, within 75 days following the date of the Majority Board Change, in consideration of the Executive’s right to receive any 2023-25 Annual PRSU and any Additional PRSU award that had not been granted on or before the date of the Change of Control, a cash amount equal to 150% of the stated grant value of each such 2023-25 Annual PRSU and Additional PRSU yet to be granted award, in each case as set forth in Paragraph 4(e) or 4(f), as applicable.

If the Executive receives vested shares of common stock or a payment in cash with respect to 2023-25 Annual PRSUs or Additional PRSUs by reason of a Majority Board Change, such amounts shall be in full and complete satisfaction of his right in respect of such awards and the Executive shall have no continuing rights in respect of any such 2023-25 Annual Award or Additional PRSU Awards.

    7. The definition of the term Incentive Plan in the Agreement shall be revised to read as follows:

Incentive Plan shall mean the Company’s 2013 Incentive Plan, as amended and restated, the Company’s Stock Incentive Plan, or any successor equity incentive plan approved by the Company’s shareholders and as in effect at the relevant time.

    8. Except as specified above, the Agreement shall otherwise continue in accordance with its terms and, in the event of any conflict between the terms contained herein and the Agreement, the terms contained herein shall govern. Defined terms used, but not defined, in this letter have the meanings ascribed thereto in the Agreement.

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If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by counter-signing two copies of this letter where indicated below, returning one executed copy to me.

WARNER BROS. DISCOVERY INC.

By: /s/ Adria Alpert Romm
Adria Alpert Romm Chief People and Culture Officer

AGREED AND ACCEPTED:
/s/ David Zaslav David M. Zaslav March 8, 2023

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